CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We hereby consent to the use in this post effective amendment to the registration statement on Form SB-2 dated December 30, 2004 of our report dated December 23, 2004, relating to the financial statements of Capital Tech, Inc. as of December 31, 2003 and to the reference to our firm under the caption EXPERTS in the registration statement.




Jewett, Schwartz & Associates
Certified Public Accountants
Hollywood, Florida
December 30, 2004